EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-132646) and Form S-8 (No. 333-125110) of Zumiez Inc., of our reports dated March 26, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Zumiez Inc., appearing in this Annual Report on Form 10-K for the year ended February 3, 2007.

/s/ MOSS ADAMS LLP
Seattle, Washington
March 26, 2007